Exhibit 99.1

P.O. Box 25099 ~ Richmond, VA 23260 ~ phone: (804) 359-9311 ~ fax (804) 254-3584
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P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	Immediately
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Announces 45th Annual Dividend Increase and
Share Repurchase Program
Richmond, VA November 5, 2015 / PRNEWSWIRE

George C. Freeman, III, Chairman, President and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that the Company’s Board of Directors declared a quarterly dividend of fifty-three cents ($0.53) per share on the common shares of the Company, payable February 8, 2016, to common shareholders of record at the close of business on January 11, 2016. This increase indicates an annualized rate of $2.12 per common share and a yield of approximately 3.9% based on the $54.65 closing price on November 4, 2015. The Board of Directors also declared a quarterly dividend of $16.875 per share on the Series B 6.75% Convertible Perpetual Preferred Stock (“Series B Preferred Stock”), payable December 15, 2015, to shareholders of record as of 5:00 p.m. Eastern Time on December 1, 2015.

Effective with the payment of the Company's common dividend on November 9, 2015, the Company will adjust the conversion rate on its Series B Preferred Stock. The adjusted conversion rate on the Series B Preferred Stock will be 22.2340 common shares per $1,000 of liquidation preference of Series B Preferred Stock. The new rate is equivalent to a conversion price of approximately $44.98 per common share.

Mr. Freeman noted, “At Universal, we work hard to deliver value to our shareholders, and dividends are one of the principal ways in which we do that. Today’s increase is our 45th consecutive annual common dividend increase. We have raised our common dividend every year since 1971."

In addition, Mr. Freeman announced that the Company’s Board of Directors had approved a program for the repurchase of up to $100 million of Universal Corporation shares of common stock or securities convertible into common stock. The authorized purchases may be made from time to time on the open market or in privately negotiated transactions at prices not exceeding prevailing market rates. Universal currently has approximately 22.7 million common shares outstanding.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2015, were $2.3 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.
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